UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 18, 2017

Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

FLORIDA (State or Other Jurisdiction of Incorporation)	000-24452 (Commission File Number)	20-1424922 (I.R.S. Employer Identification Number)
3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071 (Address of Principal Executive Offices) (Zip Code)

(404) 842 - 2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Plan Support Agreement

As previously announced, on June 14, 2016, Premier Exhibitions, Inc. (the “Company”) and each of its U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”) and thereby commenced chapter 11 cases (the “Chapter 11 Cases”). In connection with the commencement of these Chapter 11 Cases, on August 24, 2016, the Office of the United States Trustee appointed (a) an Official Committee of Unsecured Creditors and (b) an Official Committee of Equity Security Holders (the Equity Committee”, and together with the Creditors’ Committee, the “Supporting Committees” and each, a “Supporting Committee”).

Over the last several months, the Debtors, with the assistance of their retained professionals, have engaged in extensive negotiations with the legal and financial advisors to the Supporting Committees regarding the prospects of a consensual resolution to these Chapter 11 Cases. On May 18, 2017, the Company filed a motion with the Bankruptcy Court seeking approval of the Plan Support Agreement entered into between the Debtors and Supporting Committees on the same date which, among other things, lays out a process for the marketing and sale of the Company and/or its assets and a framework for the formulation of a Chapter 11 plan of reorganization or liquidation for the Company (the “PSA”). The motion regarding the PSA will be set for hearing at a later date and time as the Bankruptcy Court may determine. The PSA contemplates a complete sale transaction (the “Complete Sale Transaction”) that will be implemented through the marketing and sale of (a) the common shares in RMS Titanic, Inc. (“RMST”) or the entire artifact collection held by RMST, and (b) the operations of the Company and its subsidiaries in accordance with, and subject to, the terms and conditions contained in the PSA, the term sheet annexed thereto (the “Complete Sale Term Sheet”), and a yet to be filed plan of reorganization or liquidation (a “Complete Sale Plan”) providing for, among other things, the distribution of the proceeds from the sale of substantially all of the interests in and/or assets of the Debtors and a wind down of the Debtors’ estates.

Pursuant to the PSA, the parties have committed to pursue their respective obligations on an agreed upon timeline that, among other things, sets forth deadlines for the culmination of a marketing and sale process, the designation of one or more stalking horse bidders committed to purchase interests in and/or assets of the Debtors, an auction of the Debtors’ interests or assets, and the filing, solicitation and confirmation of a Complete Sale Plan. In exchange for the Debtors’ agreement to pursue a Complete Sale Transaction based on the covenants and timeline set forth in the PSA, each of the Supporting Committees has agreed to, among others things, support a Complete Sale Plan that is consistent with the PSA, including by not soliciting the termination of the Debtor’s exclusive period to file a plan of reorganization and by not taking any action inconsistent with the Complete Sale Term Sheet, a Complete Sale Plan and certain related documents or that might prevent the consummation of the Complete Sale Transaction. Notwithstanding the parties’ agreement to pursue a transaction consistent with the PSA, in addition to the various default and termination events set forth in the PSA, the PSA contains a “fiduciary out” that will permit the Debtors or Supporting Committees, under appropriate circumstances, to terminate the PSA without penalty and pursue an alternative plan that maximizes value of the Debtors’ estates.

The Company and its affiliated Debtors believe that the contemplated Complete Sale Plan will maximize value for all of the Debtors’ creditors (including unsecured creditors) and equity holders. The PSA will become effective only if it is approved by the Bankruptcy Court.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the PSA, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

DIP Financing

On May 18, 2017, the Company filed a motion with the Bankruptcy Court seeking approval of that certain Senior Secured Debtor-in-Possession Loan Agreement (the “DIP Loan Agreement”) entered into on May 18, 2017 by each of the Debtors and Bay Point Capital Partners LP (the “DIP Lender”), pursuant to which the DIP Lender agreed to loan up to $5,000,000 in a multi-draw term loan credit facility (the “DIP Financing”) to the Debtors. The motion regarding the DIP Financing will be set for hearing at a later date and time as the Bankruptcy Court may determine. The Debtors intend to use the proceeds of the DIP Financing to fund costs of operations and professional fees associated with the Chapter 11 Cases in accordance with budgets approved by the DIP Lender and otherwise in accordance with the terms of the DIP Loan Agreement. The DIP Loan Agreement, which is subject to approval by the Bankruptcy Court, provides, among other things, that the DIP Financing will accrue interest at the rate of 13% per annum and will mature upon the earlier of (i) one year following approval by the Bankruptcy Court, (ii) substantial consummation of a plan of reorganization or liquidation in the Chapter 11 Cases, (iii) the closing of a sale of substantially all assets of the Debtors; or (iv) the date the DIP Lender accelerates the DIP Financing or the termination of its commitment to lend pursuant to the terms of the DIP Loan Agreement.

The DIP Loan Agreement further provides that the DIP Financing will be secured by senior liens on substantially all assets of the Debtors, but excluding (i) causes of action under Chapter 5 of Title 11 of the United States Code (the “Bankruptcy Code”) (ii) the Titanic Collections, as defined in the Revised Covenants and Conditions set forth in the 2010 Opinion of the United States District Court for the Eastern District of Virginia (the “2010 Opinion”), and related supporting documentation and intellectual property owned by RMS Titanic, Inc., and (iii) that certain trust reserve account established by RMS Titanic, Inc. pursuant to Article V, Section D of the Revised Covenants and Conditions set forth in the 2010 Opinion. The DIP Loan Agreement further provides that the DIP Financing will be given “superpriority” administrative claim status pursuant to the Bankruptcy Code. The DIP Lender’s senior liens and superpriority claims, however, will be subject to certain fees and costs associated with the Debtors’ Chapter 11 Cases (the “Carve-Out”). Specifically, the Carve-Out includes all fees required to be paid to the clerk of the Bankruptcy Court and to the United States Trustee; certain fees and disbursements incurred by a chapter 7 trustee (if any) subject to a cap; and accrued but unpaid fees and expenses of professionals retained by the Debtors or the Supporting Committees, subject to a cap for fees and expenses incurred after an event of default.

The foregoing description of the DIP Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the DIP Loan Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Settlement With Image Quest Worldwide, Inc. and James Beckmann

The Company has entered into a Settlement Agreement and Mutual Release dated May 11, 2017 (the “Settlement Agreement”), with Image Quest Worldwide, Inc. (“Image Quest”) and James Beckmann (“Beckmann” and together with Image Quest, the “Claimants”). In July of 2010, Image Quest subleased certain exhibition space from Premier located in the Luxor Hotel and Casino in Las Vegas, Nevada. Beckmann signed a guaranty of the sublease in favor of Premier. In December 2014, Premier sued Image Quest and Beckmann in the Eighth Judicial District Court, Clark County, Nevada for failure to pay rent to Premier under the terms of a sublease and guaranty (the “Nevada Action”). In response, Image Quest and Beckmann filed counterclaims alleging a number of claims against Premier related to the sublease. After the Debtors filed their Chapter 11 Cases, the Claimants filed proofs of claims in the Chapter 11 Cases asserting general unsecured claims in the amounts of $9,072,111.00 and $4,305,419 (the “Claims”) based on the counterclaims asserted by Claimants in the Nevada Action.

The Settlement Agreement, which is subject to approval by the Bankruptcy Court, provides for the mutual release of all claims between Premier and the Claimants, the dismissal of the Nevada Action with prejudice, and the withdrawal of the Claims with prejudice. The Settlement Agreement, therefore, provides for the elimination of approximately $13,377,530 of filed claims against the Company in exchange for a release of claims of the Company against the Claimants for unpaid rent.

The Company and its affiliated Debtors believe that the Settlement Agreement is in the best interests of the Debtors and their estates, eliminating nearly half of the outstanding claims filed against the Debtors in their Chapter 11 Cases. The Debtors filed with the Bankruptcy Court a motion seeking approval of the Settlement Agreement on May 18, 2017. Parties in interest will have 21 days from the service of the motion to object. If no objection is filed, the Bankruptcy Court may approve the order without the need for a hearing.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the DIP Financing is incorporated herein by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Plan Support Agreement

10.2	Senior Secured Debtor-in-Possession Loan Agreement

10.3	Settlement Agreement with Image Quest Worldwide, Inc. and James Beckmann

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER EXHIBITIONS, INC.

Date: May 19, 2017	By:	/s/Jerome Henshall
Jerome Henshall
Chief Financial Officer